As filed with the Securities and Exchange Commission on April 15, 2002
                          Registration No.: 333-86258
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                WIEN GROUP, INC.
                 (Name of small business issuer in its charter)

       New York                         6199                     13-2614100
(State or jurisdiction           (Primary Standard             (IRS Employer
   of incorporation           Industrial Classification      Identification No.)
   or organization)                Code Number)

                              525 WASHINGTON BLVD.
                              Jersey City, NJ 07310
                                 (201) 216-0100

(Address and telephone number of principal executive offices and principal place of business)

                                  William Ryder
                              525 WASHINGTON BLVD.
                              Jersey City, NJ 07310
                                 (201) 216-0096

           (Name, address, and telephone number of agent for service)


                          Copies of communications to:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 Ventura Boulevard, Suite 224
                            Encino, California 91316
                            (818) 784-0040 (ext. 23)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Prospectus

                       Dated April - Subject to completion


                                    $600,000
                                WIEN GROUP, INC.
                        3,000,000 Shares of Common Stock

     We are offering up to 3,000,000 shares of our Common Stock for $0.20 per share with no minimum purchase requirements. Our officers, on a "best efforts" basis, are selling the offering. There is no minimum number of shares that must be sold, and there are no escrow arrangements for the proceeds. There is no public market for the shares. The offering will terminate upon the earlier of two years from the date of this prospectus or the listing of our shares in a public market. The price of the Common Stock has been arbitrarily determined by us.

     Please review the Risk Factors which begin on page 5. These provide important information regarding the risks associated with the purchase of shares. You should purchase these shares only if you can afford to lose your entire investment.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                   Price to         Offering         Proceeds
                                   Purchasers       Expenses         to Company
--------------------------------------------------------------------------------
Per share..........................$0.20            $0.02            $0.18
Aggregate..........................$600,000         $60,000          $540,000

Assumes the sale of all 3,000,000 shares of Common Stock we are offering.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                     This prospectus is dated April __, 2002


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



     This Amendment Number 1 is made for the sole purpose of amending Registrant's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 on April 15, 2002, ("Original Registration Statement") to include the "delaying legend" which was not contained in the Original Registration Statement.

     The "delaying legend" language is as follows:

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     The "delaying legend" language is now set forth under the offering table on the second page of this Amendment and will be included in that position in all future amendments, if any. Except for the insert of the "delaying language," neither the Original Registration Statement nor any of the exhibits attached thereto are modified or amended by this Amendment Number 1 and remain unchanged.

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


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jersey, State of New Jersey, on April 18, 2002.

                                  WIEN GROUP, INC.
                                  Registrant


                                  By:    /s/ Stephen S. Wien
                                         ---------------------------------------
                                         Stephen S. Wien
                                         President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                       Title                                  Date
----                       -----                                  ----


/s/ Stephen S. Wien        President, Chief Executive             April 18, 2002
---------------------
Stephen S. Wien            Officer, Chief Financial
                           Officer, and Director (Principal
                           Executive, Financial, and
                           Accounting Officer)


/s/ Alan Hirsch            Executive Vice President               April 18, 2002
---------------------
Alan Hirsch                and Director



/s Buddy Young             Director                               April 18, 2002
---------------------
Buddy Young

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